Exhibit 99.1

Regional Management Corp. Announces Appointment of John D. Schachtel as

Chief Operating Officer, Effective May 30, 2017

Greenville, South Carolina – May 15, 2017 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, announced today that it has appointed John D. Schachtel as its new Chief Operating Officer, effective May 30, 2017.

Mr. Schachtel succeeds Jody L. Anderson, who has stepped down as President and COO effective immediately.

“We are delighted to have John join the Regional Management team. His extensive experience in managing 1,200 consumer finance branches makes him an optimal fit for the Company and our long-term strategic plans,” said Peter R. Knitzer, Chief Executive Officer of Regional Management Corp. “With nearly 30 years of experience at OneMain/CitiFinancial, John has been deeply involved in nearly every facet of a consumer finance company’s operations, and has skillfully and successfully managed through wholesale technological and business integrations and upgrades while driving profitable growth. We look forward to John becoming an integral member of the team as we seek to drive long-term shareholder value.”

Prior to joining Regional Management, Mr. Schachtel was Chief Operating Officer of OneMain Financial from 2013 to 2016, where he was responsible for the management and oversight of sales, field operations, marketing, and collections. Before that, he served as OneMain/CitiFinancial’s Executive Vice President, Northeast & Midwest Division, for over 10 years. Mr. Schachtel also held various other positions at OneMain/CitiFinancial during his 29 years with the company, including Senior Vice President of Corporate Marketing. He received his MBA in Finance from New York University and his BS from Northwestern University.

“I am excited to be joining Peter and the entire team at Regional Management,” said Mr. Schachtel. “The Company is well-positioned to grow its loan portfolio, revenue, and net income over the coming years, and I look forward to utilizing my deep field and operational experience to help Regional achieve considerable long-term success.”

“On behalf of our team, I want to thank Jody for his valuable contributions to Regional Management’s growth and development over the past couple of years. We wish him all the best in his future endeavors,” added Mr. Knitzer.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331